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Form 12b-25                                                          Page 1 of 3

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SEC 1344
(2-2002)    Persons who potentially are to respond to the collection of
previous    information contained in this form are not required to respond
version     unless the form displays a currently valid OMB control number.
obsolete
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                   UNITED STATES                           OMB APPROVAL
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        SECURITIES AND EXCHANGE COMMISSION           OMB Number: 3235-0058
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              Washington, D.C. 20549                 Expires: January 31, 2005
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                                                     Estimated average burden
                    FORM 12b-25                      hours per response...2.50
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            NOTIFICATION OF LATE FILING              SEC FILE NUMBER
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                                                     CUSIP NUMBER
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(Check One): [_] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q
[_] Form N-SAR

For Period Ended:  12/31/01
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[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
For the Transition Period Ended: ______________

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 Read Instruction (on back page) Before Preparing Form: Please Print or Type.
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   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

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PART I -- REGISTRANT INFORMATION

          Paris Corporation
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Full Name of Registrant

          Paris Business Forms, Inc
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Former Name if Applicable

          700 Hobbs Road
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Address of Principal Executive Office (Street and Number)

          Wayne PA 19087
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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Form 12b-25                                                          Page 2 of 3

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report
[X] on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Due to conflicts in schedules between the finance staff of Paris Corporation and the independent auditors, Form 10Q for the period ended December 31, 2001 could not be filed within the prescribed time.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    William Lomanno                     (609)                     387 7300
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          (Name)                      (Area Code)          (Telephone Number)


(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Paris Corporation
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 2/14/02                  By W. Lomanno
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INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly

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Form 12b-25                                                          Page 3 of 3

authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

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International misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C.1001).
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                             General Instructions

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.
2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.
3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.
4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly indentified as an amended notification.
5. Electronic filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13 (b) of Regulation S-T ((S)232.13(b) of this Chapter).